Perspective Therapeutics Appoints Biotech Veteran Joel Sendek as Chief Financial Officer

Distinguished career as a Wall Street analyst and significant CFO experience, bringing keen insights and understanding of finance and the life sciences investment landscape

SEATTLE, September 04, 2025 -- Perspective Therapeutics, Inc. ("Perspective" or the "Company") (NYSE AMERICAN: CATX), a radiopharmaceutical company pioneering advanced treatments for cancers throughout the body, today announced the appointment of Joel Sendek as the Company’s Chief Financial Officer, effective today. Mr. Sendek brings extensive experience in senior corporate roles in biotech finance and as a highly respected senior equity research analyst at a number of leading firms.

Mr. Sendek previously served as CFO at four biotech companies: Dewpoint Therapeutics, Sema4, Spero Therapeutics, and Forward Pharma. He has a successful track record in corporate finance, having completed multiple transactions, raising over $2.5B as a biotech CFO. His equity research experience includes senior roles at Stifel (Head of Healthcare Equity Research), Lazard and Oppenheimer (Head of Healthcare Life Sciences Research). The Wall Street Journal recognized Mr. Sendek as an All-Star Analyst with a #1 ranking in stock picking.

“Joel’s financial leadership and expertise in biotech will be extremely valuable as we advance our clinical programs and work to establish the Company as a leader in the targeted alpha radiopharmaceutical field,” said Perspective’s CEO, Thijs Spoor. “His appointment comes at an exciting time for Perspective, with ongoing progress across all three of our clinical programs. I would like to welcome Joel to our senior team and look forward to his strategic insights and contributions.”

Mr. Sendek commented, “Perspective's technology has the potential to significantly expand the breadth of tumors that can be treated with radiopharmaceutical therapy. I’m joining because I view Perspective as the most attractive company within one of the most dynamic subsectors of the biotech industry today. My priority will be to support the advancement of this innovative platform and to help ensure the resources are in place to fully realize its potential.”

Mr. Sendek is succeeding Juan Graham, who will be leaving the Company. “I personally would like to thank Juan for his contributions and wish him well in his future endeavors,” added Mr. Spoor.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's neuroendocrine tumor (VMT-α-NET), melanoma (VMT01), and solid tumor (PSV359) programs are in Phase 1/2a imaging and therapy trials in the U.S. The Company is growing its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements concerning, among other things, the Company's ability to pioneer advanced treatments for cancers throughout the body; the Company’s ability to advance its clinical programs and establish the Company as a leader in the targeted alpha radiopharmaceutical field; the ability of the Company’s technology to significantly expand the breadth of tumors that can be treated with radiopharmaceutical therapy; the ability of the Company's proprietary technology utilizing the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties; the Company's prediction that the use of complementary imaging diagnostics that incorporate the same targeting moieties provides the opportunity to personalize treatment and optimize patient outcomes; the Company's belief that its "theranostic" approach enables the ability to see a specific tumor and then treat it to potentially improve efficacy and minimize toxicity; the Company's ability to grow its regional network of drug product finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready products for clinical trials and commercial operations; and other statements that are not historical fact.

These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Certain factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:
Annie J. Cheng, CFA
ir@perspectivetherapeutics.com

Russo Partners, LLC
Nic Johnson
PerspectiveIR@russopr.com